As filed with the Securities and Exchange Commission on March 15, 2022

Registration No. 333-256428

Registration No. 333-230918

Registration No. 333-225663

Registration No. 333-216223

Registration No. 333-211817

Registration No. 333-163893

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-256428)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-230918)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-225663)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-216223)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-211817)

POST-EFFECTIVE AMENDMENT NO. 4 (NO. 333-163893)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kraton Corporation

(Exact name of registrant as specified in its charter)

Delaware	15710 John F. Kennedy Blvd., Suite 300 Houston, Texas 77032	20-0411521
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Kraton Corporation 2019 Equity Inducement Plan

Kraton Corporation Amended and Restated 2016 Equity and Cash Incentive Plan

Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan

Polymer Holdings LLC Executive Deferred Compensation Plan

TJ Chemical Holdings LLC 2004 Option Plan

(Full title of the plans)

Rogier M.G. Roelen

General Counsel and Secretary

c/o Kraton Corporation

15710 John F. Kennedy Blvd., Suite 300

Houston, Texas 77032

(Name and address of agent for service)

(281) 504-4700

(Telephone number, including area code, of agent for service)

Copies to:

Jonathan B. Newton

Heath C. Trisdale

King & Spalding LLP

1100 Louisiana Street, Suite 4100

Houston, Texas 77002

(713) 276-7382

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☒	Accelerated filer:	☐

Non-accelerated filer:	☐	Smaller reporting company:	☐

		Emerging growth company:	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Kraton Corporation, a Delaware corporation (the “Registrant”), deregister any and all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), remaining unissued, and any other securities issuable by the Registrant, under the following Registration Statements on Form S-8, in each case as amended by any post-effective amendments thereto (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (No. 333-163893), which was filed with the SEC on December 21, 2009, registering 4,350,000 Shares issuable under the Polymer Holdings LLC 2009 Equity Incentive Plan (subsequently renamed the “Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan” and ultimately replaced by the 2016 Plan, as defined below), 1,585,661 Shares issuable under the TJ Chemical Holdings LLC 2004 Option Plan (subsequently replaced by the 2016 Plan), and 14,765 Shares issuable under the Polymer Holdings LLC Executive Deferred Compensation Plan (subsequently replaced by the 2016 Plan), as amended by Post-Effective Amendment No. 1 filed with the SEC on June 3, 2016, Post-Effective Amendment No. 2 filed with the SEC on February 24, 2017, and Post-Effective Amendment No. 3 filed with the SEC on February 12, 2018;

•

Registration Statement on Form S-8 (No. 333-211817), which was filed with the SEC on June 3, 2016, registering an aggregate of 1,986,904 Shares issuable under the Kraton Performance Polymers, Inc. 2016 Equity and Cash Incentive Plan (as amended or amended and restated from time to time, the “2016 Plan”);

•	Registration Statement on Form S-8 (No. 333-216223), which was filed with the SEC on February 24, 2017, registering 2,708,057 Shares issuable under the 2016 Plan;

•

Registration Statement on Form S-8 (No. 333-225663), which was filed with the SEC on June 15, 2018, registering 1,800,000 Shares issuable under the 2016 Plan, which was at such time renamed the “Kraton Corporation 2016 Equity and Cash Incentive Plan”;

•	Registration Statement on Form S-8 (No. 333-230918), which was filed with the SEC on April 17, 2019, registering 150,000 Shares issuable under the Kraton Corporation 2019 Equity Inducement Plan; and

•

Registration Statement on Form S-8 (No. 333-256428), which was filed with the SEC on May 24, 2021, registering 475,000 Shares issuable under the 2016 Plan, as amended and restated the “Kraton Corporation Amended and Restated 2016 Equity and Cash Incentive Plan”;

in each case, plus such indeterminate number of Shares as may have been issuable to prevent dilution resulting from one or more stock splits, stock dividends, or similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), and the terms of the applicable Registrant plan.

On March 15, 2022, pursuant to its previously announced Agreement and Plan of Merger, dated as of September 27, 2021 by and between DL Chemical Co., Ltd. (“Parent”), DLC US Holdings, Inc., DLC US, Inc. (“Merger Subsidiary”), and Registrant, Merger Subsidiary merged with and into the Registrant with the Registrant surviving the merger as an indirect and wholly-owned subsidiary of Parent (the “Merger”).

In addition, on March 15, 2022, The New York Stock Exchange (the “NYSE”) filed a Form 25 to report the delisting of the Shares from the NYSE and to deregister the Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Registrant intends to file a Form 15 with the SEC, requesting termination of registration under Section 12(g) of the Exchange Act and the suspension of reporting obligations under Sections 13 and 15(d) of the Exchange Act, approximately 10 calendar days from the date hereof.

In connection with the closing of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with the undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused each of these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 15, 2022.

KRATON CORPORATION

By:	/s/ Rogier M.G. Roelen
	Name:	Rogier M.G. Roelen
	Title:	General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.